Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman and Chief Executive Officer

(716) 887-7244

Investors:

Brendan M. Harrington, Senior Vice President and Chief Financial Officer

(716) 888-3634

CTG NAMES DAVID H. KLEIN TO ITS BOARD OF DIRECTORS

Klein Brings Significant Health Payer Leadership Experience to CTG’s Board

BUFFALO, N.Y. — September 13, 2012 — CTG, an information technology (IT) solutions and services company, announced today that its board of directors elected David H. Klein, the chief executive officer of Lifetime Healthcare Companies , as a director of CTG. Mr. Klein has served as CEO of Lifetime Health Companies (and its predecessor companies), a $6.2 billion enterprise based in Rochester, New York, since 2003. The Lifetime Health Companies include Excellus BlueCross BlueShield, Univera Healthcare, Med America Long Term Care Insurance Company, Lifetime Health Medical Group, Lifetime Care, and EBS-RMSCO Benefit Solutions. Excellus BlueCross BlueShield and Univera Healthcare are health insurers that provide health coverage to 1.8 million members.

CTG Chairman and CEO James R. Boldt commented, “CTG is very fortunate to add a senior health payer executive of David Klein’s caliber and experience to our board as we continue to expand our business in the health insurance market. Under David’s leadership, the Lifetime organization successfully managed not only a major health insurance plan but also physician practices, a home care agency, and a benefits administration firm. As CEO of a health plan that is one of the highest- rated plans nationally for low cost and high quality care, he also spearheaded strategic investments to transform operations through business process standardization, systems conversions, and administrative cost reductions. David brings a perspective that will be invaluable to CTG as we market and develop services targeted to the payer market and continue our primary strategic focus on growing our healthcare IT consulting business which currently contributes about one-third of our total revenue. ”

Mr. Klein commented, “I am delighted to join the board of CTG, a national leader in healthcare IT with service offerings that can help payers become more efficient and lower costs without compromising member care. CTG’s experience and expertise in the provider and payer markets also puts the company in an ideal position to grow its healthcare business as the two industries increasingly converge.”

Mr. Klein began his career in the health payer industry in 1972 at the Blue Cross and Blue Shield Association. He was subsequently employed by Blue Cross and Blue Shield of Illinois as a senior sales and marketing executive before moving to Rochester, New York in 1986 to join Blue Cross and Blue Shield of the Rochester Area. That company merged with other upstate New York Blues plans in 1998 to form Excellus BlueCross BlueShield. In February 2012, Mr. Klein announced his plans to retire from the Lifetime Health Companies at the end of 2012.

His industry leadership includes serving as a director of the Blue Cross and Blue Shield Association and of America’s Health Insurance Plans (AHIP). Mr. Klein is co-chair of the AHIP policy and regulatory affairs committee and has been actively involved on the national and state level with healthcare reform. He is also chair of the BlueCross BlueShield Association Not-for-Profit Leadership Council. Additionally Mr. Klein has academic experience in business and health disciplines as the former chair of the University of Rochester William E. Simon Graduate School of Business Health Sciences Advisory Board and as an assistant professor in its School of Medicine and Dentistry Department of Community and Preventive Medicine. Mr. Klein has a Masters of Business Administration degree from the University of Chicago and a Bachelor of Science degree from Rensselaer Polytechnic Institute.

Mr. Klein’s appointment increases the number of directors currently serving on CTG's board to seven. He fills the vacancy on the board resulting from the death earlier this year of CTG co-founder and director Randolph A. Marks. Mr. Klein will stand for election by shareholders at the company's next annual meeting to be held in May 2013.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services.

Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG had approximately 3,800 employees at the end of the 2012 second quarter and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2011 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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